SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549
                                _________

                                FORM 8-K

                             CURRENT REPORT

                 Pursuant to Section 13 or 15(d) of the

                     Securities Exchange Act of 1934


                   Date of Report:  November 30, 1995
                    (Date of earliest event reported)

                      D E E R E   &   C O M P A N Y
           (Exact name of registrant as specified in charter)

                                DELAWARE
             (State or other jurisdiction of incorporation)

                                 1-4121
                        (Commission File Number)

                               36-2382580
                    (IRS Employer Identification No.)

                             John Deere Road
                         Moline, Illinois  61265
          (Address of principal executive offices and zip code)

                              (309)765-8000
          (Registrant`s telephone number, including area code)

                 _______________________________________
     (Former name or former address, if changed since last report.)

                           Page 1 of 9 pages.

             The Exhibit Index appears at Page 3

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

 (c)  Exhibits

    (99) Press release and additional information.


 Signatures

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto
 duly authorized.



                             DEERE & COMPANY



                              By   /s/ Frank S. Cottrell
                                 Frank S. Cottrell, Secretary


 Dated:  November 30, 1995

                             EXHIBIT INDEX



                                          Sequential Page
 Number and Description of Exhibit         Number


 (99) Press release and additional information             Pg. 4

                                          EXHIBIT 99


                              Contact:  Robert J. Combs
                                        Deere & Company
                                        309/765-5014



 FOR IMMEDIATE RELEASE (30 November 1995)

      MOLINE, ILLINOIS -- Deere & Company today reported worldwide net income of $150.6 million for the fourth quarter of 1995 compared with $169.6 million last year. The company's quarterly net income was the second highest ever for the fourth quarter, and 1995 fiscal year net income of $706.1 million established a new full year earnings record, and represented a gain of 17 percent over a year ago. The fourth quarter of Deere & Company's fiscal year ended October 31.
      Deere & Company Chairman and Chief Executive Officer Hans
 W. Becherer said, "The company's strong fourth quarter and annual results were due to the positive impact of our continuous improvement and growth strategies. The fourth quarter results also reflect the impact of our planned initiatives to reduce service parts inventories and used goods receivables. These initiatives were successful and enabled the company to enter fiscal year 1996 well positioned to take advantage of the continued favorable economic conditions in our worldwide markets."
       The company's 1995 fourth quarter earnings per share were $.57 compared with $.66 per share last year. All per share information reflects a three-for-one stock split in the form of a 200 percent stock dividend effective November 17, 1995.
       Worldwide net income for the 1995 fiscal year totaled $706.1 million or $2.71 per share compared with $603.6 million or $2.34 per share last year. (See exhibit 1.) The company's strong results for the year reflect higher production and sales levels coupled with significantly improved overseas and industrial equipment division results. Additionally, exports from the United States set a new record, totaling $1.3 billion.
      The company's annual sales and revenues exceeded $10 billion for the first time in the company's history, due to continued growth in demand for the company's products and services. Worldwide net sales and revenues increased eight percent to $2.719 billion in the fourth quarter and 15 percent to $10.291 billion for the fiscal year compared with $2.512 billion and $8.977 billion, respectively, last year. Net sales of the equipment operations increased 15 percent in 1995 to $8.830 billion from $7.663 billion, and the physical volume of sales increased by 11 percent compared with a year ago. Annual revenues of the financial services operations also increased to $1.335 billion this year from $1.218 billion in 1994.
       The company's worldwide equipment operations, which exclude the financial services subsidiaries and unconsolidated affiliates, had net income of $106.3 million for the quarter and $529.0 million for the year compared with $123.6 million and $433.0 million, respectively, last year. Fourth quarter operating income of the agricultural equipment business was lower than last year's record level, primarily as a result of the reduced service parts production and higher used goods sales incentive expenses. Lawn and grounds care operating income for the quarter was also lower, primarily due to higher than expected new product start-up costs and certain unfavorable currency fluctuations on foreign-sourced components. Industrial equipment operations had higher fourth quarter operating income reflecting increased production and sales volumes compared with a year ago. The annual results for each of the equipment businesses in 1995 were improved compared to last year and were the primary factor behind the company's record profitability. Worldwide agricultural equipment division operating income for 1995 was $643 million, up 16 percent from last year, as a result of a 12 percent increase in net sales coupled with a substantial improvement in overseas results. Higher margins on complete goods sales were partially offset by the previously mentioned used goods and service parts initiatives. Industrial equipment division 1995 operating income also increased substantially, totaling $198 million or an increase of 50 percent over 1994, primarily as a result of higher production and sales volumes and improved operating efficiency. Lawn and grounds care operating income for the year of $165 million was up slightly compared with last year reflecting a small increase in comparable production and sales volumes offset by unfavorable currency fluctuations on imported components.
      The 1995 net income of the company's financial services operations remained strong, totaling $41.0 million for the quarter and $166.6 million for the year compared with last year's totals of $41.1 million and $160.6 million. Fourth quarter and annual net income of the credit operations was $28.8 million and $120.9 million, respectively, compared with $31.6 million and $113.7 million last year. This year's annual results reflect higher earnings from a larger portfolio, partially offset by lower financing margins. Insurance operations net income was $8.3 million for the quarter and $29.4 million for the year compared with $5.2 million and $31.2 million last year. Annual results for 1995 were unfavorably impacted by a loss from the sale of the division's life insurance subsidiary. This divestiture enabled the division to increase its focus on growing its property and casualty business and should not have a significant adverse impact on the division's future operating results. Health care operations net income was $3.9 million for the quarter and $16.3 million for the year compared with $4.3 million and $15.7 million, respectively, last year. Although quarterly results were lower in 1995 due primarily to growth expenditures, annual results reflected the continued profitable expansion of the health care operations.
      "Market demand for John Deere products remains very strong," Becherer said. "Increased overseas and domestic demand for agricultural commodities, coupled with lower than anticipated harvest yields, have resulted in substantial increases in commodity prices. Additionally, the United States Department of Agriculture is currently forecasting world grain stocks to be at the lowest levels, relative to use, since it began keeping systematic records. The low commodity inventories, expected increases in worldwide grain demand and the anticipated resulting strong worldwide commodity price levels should bolster farmers' confidence and result in continued strong demand for new and used agricultural equipment. Additionally, government acreage set-asides should be lower in 1996 in response to the reduction in world grain stocks which should further promote agricultural demand. Therefore, we expect agricultural equipment industry retail sales to increase again in 1996, despite some uncertainty surrounding the new farm bill.
      "Nonresidential and public construction expenditures in 1996 are anticipated to show moderate growth," Becherer said. "Housing starts are projected to increase slightly over 1995 levels in response to lower mortgage rates now forecasted for 1996. Consumer spending is expected to remain at relatively strong levels throughout most of 1996. Additionally, the company s lawn and grounds care equipment demand should also increase as a result of the introduction of a new product line, 'Sabre by John Deere,' which includes entry-level lawn tractors and walk-behind mowers. As a result of the many factors cited, industry retail sales for industrial and lawn and grounds care products are expected to increase in 1996 compared with 1995. Financial services revenues should also reflect this continued strong demand for John Deere products.
      "The company's worldwide physical volume of sales to dealers in 1996 is expected to increase by four percent compared with 1995, with first quarter volumes anticipated to be approximately 12 percent higher than the first quarter of 1995," Becherer said. "These expected volume increases will more than offset the short- term costs associated with our planned growth initiatives. Therefore, 1996 is currently expected to be another strong year with continued revenue and earnings growth."
                                  # # #

       The following information is disclosed on behalf of the company s United States credit subsidiary, John Deere Capital Corporation, in connection with the disclosure requirements of programs providing for the issuance of debt securities:
      John Deere Capital Corporation s (Capital Corporation) net income was $27.1 million in the fourth quarter of 1995 compared with $30.2 million in the same period last year. Net income for the quarter decreased compared with a year ago primarily due to gains from the sale of retail notes in last year's fourth quarter. No retail notes were sold in the fourth quarter of 1995.
      Net income for the fiscal year totaled $114.1 million compared with $104.9 million in 1994. The higher income resulted from higher earnings on a larger portfolio, partially offset by lower financing margins.
      Credit receivable and lease acquisitions increased 20 percent during the fourth quarter and 18 percent for the fiscal year compared with acquisitions in the same periods in 1994. Retail note acquisitions from John Deere increased by $110.5 million or 17 percent in the quarter and $349.2 million or 16 percent for the year primarily due to higher retail sales of John Deere equipment and an improvement in the Capital Corporation s market share for the financing of John Deere agricultural equipment. Acquisitions of recreational product retail notes also increased during both the quarter and the entire year.
      Credit receivables and leases financed by John Deere Capital Corporation were $4.838 billion at October 31, 1995 compared with $4.031 billion one year ago. The increase resulted from credit receivable acquisitions exceeding collections during 1995. The company also securitized and sold retail notes, receiving proceeds of $726 million during 1995 compared with $560 million last year. Credit receivables and leases administered, which include receivables previously securitized and sold, totaled $6.021 billion at October 31, 1995 compared with $5.246 billion at October 31, 1994.
                                  # # #
 The attached data accompany this press release

                                                  Exhibit 1

                          Net Income Per Share
                                         Year Ended October 31
                                         1995             1994
 Pre-Split Basis
   Average Shares Outstanding          86,831,482    86,146,147
   Net Income Per Share                     $8.13         $7.01

 Post-Split Basis
   Average Shares Outstanding         260,494,446   258,438,441
   Net Income Per Share                     $2.71         $2.34

                   Fourth Quarter and 1995 Press Release

 Net sales and revenues:
 (millions of dollars)

                       Three Months Ended  Twelve Months Ended
                           October 31           October 31
                                        %                    %
                       1995   1994 Change   1995   1994 Change

 Net sales:
 Agricultural equipment 1,456  1,305  +12    5,277  4,718  +12
   Industrial equipment   463    447  + 4    1,875  1,640  +14
   Lawn and grounds
     care equipment       423    397  + 7    1,678  1,305  +29
       Total net sales  2,342  2,149  + 9    8,830  7,663  +15
 Financial Services
   revenues               335    336         1,335  1,218  +10
 Other revenues            42     27  +56      126     96  +31
     Total net sales
       and revenues     2,719  2,512  + 8   10,291  8,977  +15


 United States and Canada:
   Equipment net sales  1,780  1,633  + 9    6,648  5,860  +13
   Financial Services
     revenues             335    336         1,335  1,218  +10
       Total            2,115  1,969  + 7    7,983  7,078  +13
 Overseas net sales       562    516  + 9    2,182  1,803  +21
 Other revenues            42     27  +56      126     96  +31
     Total net sales
       and revenues     2,719  2,512  + 8   10,291  8,977  +15

 Selected balance sheet data:
 (millions of dollars)
                           October 31           October 31
                               1995                 1994

 Equipment Operations:
   Dealer accounts and notes
     receivable - net          3,260                2,939
   Inventories                   721                  698

 Financial Services:
   Credit receivables and leases
   financed - net              5,366                4,511
   Credit receivables and leases
   administered - net          6,666                5,725
 Insurance companies' assets   1,127                1,480
 Health care companies'
     assets                     237                  191
 Average shares
   outstanding           260,494,446          258,438,441